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HealtheTech

EXHIBIT 10.29

27 June 2000
Mark Mondry
2632 Carlmont Dr.
Belmont, CA 94002

Dear Mark,

        I am pleased to offer you a position with HealtheTech, Inc. (the "Company") as Vice President, New Business Development and Intellectual Property, commencing on July 17, 2000, subject to our satisfactory review of your references. You will receive a monthly salary of $15,000, which will be paid semimonthly in accordance with the Company's normal payroll procedures. This is an exempt position. As a Company employee, you are also eligible to receive all employee benefits offered by the Company to its other employees in similar positions, when such employee benefits are established. The Company retains the right to modify or change its benefits and compensation policy from time to time as it deems necessary. As we have discussed, the Company has also agreed that you may take the weeks of July 24th and July 31st, 2000 as time off without pay and that you will return to full time employment on August 7, 2000.

OPTION GRANT

        It will be recommended to the Company's Board of Directors that you be granted an option to purchase 35,000 shares of Common Stock pursuant to the Company's 1998 Stock Plan. Your shares will vest over a three year period, with one-third of the total shares vesting on the one year anniversary of your employment start date, and the remaining two-thirds of the total shares vesting monthly over the following two year period. In addition, the Company has agreed to enter into a Change of Control Agreement with you in the form enclosed.

PROFESSIONAL DUES AND FEES

        The Company will also pay or reimburse you for all academic and professional fees and dues and cost of required continuing legal education on your behalf upon receipt of appropriate documentation of such fees and dues.

RELOCATION

        Prior to you and your family actually relocating, you will have up to 4 months during which you can commute from the San Francisco Bay Area. During this period, you will be reimbursed for weekly airfare, hotel, and rental car expenses via expense reports.

        To assist you with your move to the Denver area, the Company will agree to the following relocation package:

  •
  Two house hunting trips for two

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  Airline travel for you and your family, or mileage reimbursement if you decide to drive your car to the Denver area

  •
  Movement of household goods and up to two autos (reimbursed to the mid of three fixed bids)

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  Car rental for up to 30 days

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  Interim living expenses for up to 90 days

        The Company agrees to reimburse you for any additional income taxes owed by you attributable to the payment of moving expenses in connection with your move to the Denver area, after taking into account your moving expense deduction.

AT WILL EMPLOYMENT

        You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        I have enclosed our standard Employee Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of that agreement. As an employee of the Company, you will be expected to abide by the Company's rules and regulations.

        In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

        We look forward to working with you at the Company.

Sincerely,
HealtheTech, Inc.
	By:	/s/ JAMES R. MAULT James R. Mault, M.D., Chairman and CEO
Accepted and agreed to this 14th day of July, 2000.
/s/ MARK MONDRY Mark Mondry
Attachment A: Change of Control Agreement
Attachment B: Employee Confidential Information and Invention Assignment Agreement

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HealtheTech
  EXHIBIT 10.29